Exhibit 99.1

FOR IMMEDIATE RELEASE

GSE Systems, Inc. to Participate in Upcoming Investor Conferences
-- Updated Investor Presentation Available on Company's Website --

Sykesville, MD - November 29, 2017 - GSE Systems, Inc. (GSE or the Company) (NYSE American: GVP), the world leader in real-time high-fidelity simulation systems and training/consulting solutions to the power and process industries, today announced that management will participate in the following investor conferences:

10th Annual LD Micro Main Event
Luxe Sunset Boulevard Hotel in Los Angeles, CA
Wednesday, December 6, 2017
Group presentation – 8:30 a.m. PT
Presenters – Kyle Loudermilk, President and CEO, and Chris Sorrells, COO

5th Annual ROTH Industrial Growth and Cleantech 1x1 Event
Lotte New York Palace Hotel in New York, NY
Tuesday, December 12, 2017
One-on-one meetings only
Company participant – Kyle Loudermilk, President and CEO

GSE also announced today that it has filed an updated investor presentation with the U.S. Securities and Exchange Commission ("SEC").  The investor presentation can be accessed in the investors relations section of the Company's website at: www.gses.com/investors/.

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. is a world leader in real-time high-fidelity simulation, providing a wide range of simulation, training, consulting, and engineering solutions to the power and process industries. Its comprehensive and modular solutions help customers achieve performance excellence in design, training and operations.  GSE's products and services are tailored to meet specific client requirements such as scope, budget and timeline. The Company has over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe. GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in Navarre, Florida; Huntsville, Alabama; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; and Beijing, China. Information about GSE Systems is available at www.gses.com.

Company Contact	The Equity Group Inc.
Chris Sorrells	Kalle Ahl, CFA
Chief Operating Officer	(212) 836-9614
GSE Systems, Inc.	kahl@equityny.com
(410) 970-7802
Devin Sullivan
(212) 836-9608
dsullivan@equityny.com